Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter and Six Month
2012 Results

OLD BRIDGE, New Jersey—August 14, 2012—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) today announced its sales and results for the second quarter and six months ended June 30, 2012.

Net sales increased $597,000 or 8.3%, to $7,803,000 in the second three months of 2012 from $7,206,000 in the second three months of 2011.  The increase is primarily attributed to an increase in sales of digital video headend products, offset by a decrease in sales of the ClassRoomEdge™ product line, the digital transition product line and contract manufactured products.  Sales of digital video headend products were $3,841,000 and $2,467,000, ClassRoomEdge™ products were zero and $174,000, digital transition products were $39,000 and $230,000 and contract manufactured products were $571,000 and $939,000 in the second three months of 2012 and 2011, respectively.  The RLD Acquisition contributed $1,851,000 to net sales for the second three months of 2012.

Net loss was $(583,000) or $(0.09) per share for the second three months of 2012 compared to net earnings of $105,000 or $0.02 per share for the corresponding period of 2011.

Net sales increased $1,107,000, or 8.4%, to $14,311,000 in the first six months of 2012 from $13,204,000 in the first six months of 2011.  The increase is primarily attributed to an increase in sales of digital video headend products, offset by a reduction in ClassRoomEdge™ product line sales and contract manufactured product sales.  Sales of digital video headend products were $6,474,000 and $4,604,000, ClassRoomEdge™ product sales were $6,000 and $445,000 and contract manufactured product sales were $1,146,000 and $1,563,000 in the first six months of 2012 and 2011, respectively.  The RLD Acquisition contributed $3,252,000 to net sales for the first six months of 2012.

The Company has experienced and expects to continue to experience a shift in product mix from analog products to digital products.

Net loss was $(2,063,000) or $(0.33) per share for the first six months of 2012 compared to a net loss of $(211,000) or $(0.03) per share for the corresponding period of 2011.

Commenting on the second quarter 2012, Chairman and Chief Executive Officer James A. Luksch noted, “The results for Blonder Tongue’s second quarter 2012 show a significant improvement over the first quarter, as the transition of Drake’s manufacturing operations from Franklin, Ohio to Old Bridge, New Jersey moved towards completion.  The transition should be concluded in the third quarter and the fourth quarter should show us the performance picture going forward.  At that time, substantially all duplicate expenses will have been eliminated and we should begin to realize upon the  synergies that we anticipated.  The improving trend in both sales and profitability demonstrated from first to second quarter should continue through the third and fourth quarters.”  Luksch continued, “Ultimately, success going forward depends on our ability to capitalize on the efficiencies derived from the Drake acquisition by improving our top line.”

Conference Call Reminder

•	Tuesday, August 14th, 2012
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #398861

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2011 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30
	2012	2011	2012	2011

Net sales	$7,803	$7,206	$14,311	$13,204
Gross profit	2,603	2,594	4,514	4,751
Earnings (loss) from operations	(499)	158	(1,892)	(114)
Net earnings (loss)	$(583)	$105	$(2,063)	$(211)
Basic and diluted net earnings (loss) per share	$(0.09)	$0.02	$(0.33)	$(0.03)
Basic and diluted weighted average shares outstanding	6,216	6,211	6,216	6,208

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	June 30, 2012	December 31, 2011

Current assets	$16,123	$13,685
Property, plant, and equipment, net	4,348	3,852
Total assets	31,604	25,871
Current liabilities	8,079	1,847
Long-term liabilities	4,280	2,821
Stockholders’ equity	19,245	21,203

Total liabilities and stockholders’ equity	$31,604	$25,871

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